                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]  Confidential, for Use of the Commission
                                                  Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                               T/R Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            (T/R SYSTEMS (TM) LOGO)

                                          April 24, 2002

To Our Shareholders:

     You are cordially invited to attend the 2002 annual meeting of shareholders of T/R Systems, Inc., which will be held at the T/R Systems Training and Operations Center, 1625 Oakbrook Drive, Norcross, Georgia, on Thursday, May 23, 2002 at 2:00 p.m. local time.

     Details of the business to be conducted at the meeting are given in the attached notice of annual meeting and proxy statement.

     It is important that you use this opportunity to take part in the affairs of T/R Systems by voting on the business to come before the meeting. If you do not plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying reply envelope. If you decide to attend the meeting and wish to change your vote, you may do so by voting in person at the meeting.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Michael E. Kohlsdorf
                                          Michael E. Kohlsdorf
                                          President and Chief Executive Officer

                               T/R SYSTEMS, INC.
                              1300 OAKBROOK DRIVE
                            NORCROSS, GEORGIA 30093

               NOTICE OF THE 2002 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2002

     The 2002 annual meeting of shareholders of T/R Systems, Inc. will be held at the T/R Systems Training and Operations Center, 1625 Oakbrook Drive, Norcross, Georgia, at 2:00 p.m. local time on Thursday, May 23, 2002, for the following purposes:

     1. To elect three Class III directors to serve a three-year term;

     2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2003 fiscal year; and

     3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on April 12, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Lyle W. Newkirk
                                          Lyle W. Newkirk
                                          Secretary

Norcross, Georgia
April 24, 2002

                             YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                               T/R SYSTEMS, INC.
                              1300 OAKBROOK DRIVE
                            NORCROSS, GEORGIA 30093
                            ------------------------

                                PROXY STATEMENT
                  FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2002
                            ------------------------

                              GENERAL INFORMATION

     The board of directors of T/R Systems, Inc., a Georgia corporation, is providing this proxy statement in connection with its solicitation of proxies for use at T/R Systems' 2002 annual meeting of shareholders, to be held at the T/R Systems Training and Operations Center, 1625 Oakbrook Drive, Norcross, Georgia, on Thursday, May 23, 2002 at 2:00 p.m. local time.

     This proxy statement and the accompanying form of proxy are first being sent or given to shareholders on or about April 24, 2002, along with an annual report to shareholders for the fiscal year ended January 31, 2002. We will pay the cost of solicitation of proxies, including the reimbursement to banks and brokers of reasonable expenses for sending proxy materials to their principals. In addition to the use of the mails, our employees or officers may also solicit proxies by telephone, e-mail, telecopy or in person.

     Only shareholders of record of our $0.01 par value common stock at the close of business on Friday, April 12, 2002 are entitled to notice of, and to vote at, the meeting. As of April 12, 2002, there were 12,301,479 shares of common stock outstanding. Each holder of record at the close of business on April 12, 2002 is entitled to one vote per common share on each matter to be voted on at the meeting. The majority of the outstanding shares of common stock must be present or represented at the meeting in order to have a quorum.

     In determining whether a quorum exists at the meeting, all shares represented for any purpose at the meeting (other than shares present solely to object to holding or to transacting business at the meeting), including abstentions (as well as instructions to withhold authority to vote) and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted. Abstentions and broker non-votes will not count as votes for or against any of the proposals voted upon at the meeting.

     The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. If no voting direction is indicated, properly signed proxies will be voted for the director nominees and the proposal listed on the attached notice. You may revoke your signed proxy at any time prior to the meeting by delivering to our corporate secretary written notice of such revocation or a proxy with a later date, or by attending and voting in person at the meeting.

     Votes cast by proxy or in person will be tabulated by the inspector of elections appointed by our board of directors. Directors will be elected by a plurality of all of the votes cast. The other proposal up for consideration will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

CLASSIFICATION OF DIRECTORS

     Our charter and bylaws provide for a staggered board of directors. Upon election, directors serve for a term of three years and until their successors are elected and qualified. There are no family relationships between any of our directors. Our eight directors are divided into three classes:

     - C. Harold Gaffin, Michael E. Kohlsdorf and Barbara A. Pellow are designated as class III directors who have been nominated for reelection as directors to serve until the annual meeting of shareholders in 2005;

     - Charles H. Phipps, Kevin J. McGarity and Peter S. Sealey are designated as class I directors whose terms will expire at the annual meeting of shareholders in 2003; and

     - Philip T. Gianos and E. Neal Tompkins are designated as class II directors whose terms will expire at the annual meeting of shareholders in 2004.

Messrs. Gaffin and Kohlsdorf were elected to serve as directors under a shareholders' agreement among T/R Systems and the holders of some series of our then-outstanding preferred stock. This agreement is no longer in effect.

     Set forth below is certain information with respect to each director nominee and each director whose term continues after the meeting.

NOMINEES FOR ELECTION

  Class III (term expires in 2005)

     C. Harold Gaffin, age 62, has served as a director since 1994. Mr. Gaffin has been an independent printing industry consultant since 1994. Mr. Gaffin was the director of Rochester Institute of Technology's School of Printing Management and Sciences from 1994 to June 2001.

     Michael E. Kohlsdorf, age 46, has served as our president, chief executive officer and a director since September 1996. From 1993 to September 1996, Mr. Kohlsdorf held a variety of positions at Brock Control Systems, Inc., a sales automation software company, now known as FirstWave Technologies, Inc., most recently serving as president, chief operating officer and chief financial officer.

     Barbara A. Pellow, age 47, has served as a director since November 2001. Ms. Pellow has been the Gannett Chair of Integrated Publishing Sciences at Rochester Institute of Technology's School of Printing Management and Sciences since September 2001. Prior to that, Ms. Pellow was senior vice president of marketing at IKON Office Solutions, Inc. from September 1999 until September 2001. Prior to that, Ms. Pellow was director of On-Demand Printing & Publishing Service for CAP Ventures, Inc., a consulting and research firm focused on the print-on-demand market, since January 1993.

CONTINUING DIRECTORS

  Class I (term expires in 2003)

     Charles H. Phipps, age 75, has served as chairman of the board since 1994. Mr. Phipps has been a general partner of Sevin Rosen funds, a group of venture capital funds, for 14 years.

     Kevin J. McGarity, age 56, has served as a director since March 2000. Mr. McGarity held various sales positions with Texas Instruments, Inc., an electronics manufacturer, from 1972 until 1999, including most recently senior vice president, worldwide marketing and sales. Mr. McGarity has been a director on the management board of Avnet, Inc., since 1999 and is also an independent technology consultant.

     Peter S. Sealey, age 61, has served as a director since March 2000. Mr. Sealey has been an Adjunct Professor of Marketing at the Haas School of Business of the University of California since 1998. Prior to that, he had been a lecturer at the Haas School of Business since 1994. Mr. Sealey also currently serves as a director of L90, Inc. and Mediaplex, Inc.

  Class II (term expires in 2004)

     Philip T. Gianos, age 52, has served as a director since February 1996. Since 1982, Mr. Gianos has been a general partner of InterWest Management Partners, V, L. P., a group of venture capital funds. Mr. Gianos also currently serves as a director of Xilinx Inc.

     E. Neal Tompkins, age 57, is a co-founder of T/R Systems and has served as a director and our chief technology officer since our founding in September 1991. Mr. Tompkins served as our president from September 1991 until September 1996, and has served as our executive vice president since that date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors recommends a vote FOR the election of each nominated director.

BOARD MEETINGS AND COMMITTEES

     During our 2002 fiscal year, the board of directors held meetings or acted by written consent seven times. Each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and the committees on which he or she was a member during the last fiscal year.

     Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. The audit committee currently consists of Messrs. Gaffin, McGarity and Phipps. The board of directors has adopted a written audit committee charter. All members of the audit committee are independent as defined in Rule 4200(a)(14) of the National Association of Security Dealers' listing standards. The audit committee met six times during our 2002 fiscal year.

     Our compensation committee reviews and recommends to the board of directors the compensation and benefits of our executive officers and, together with the board of directors, administers some of our stock option plans. The compensation committee currently consists of Messrs. Gaffin and Gianos. The compensation committee met two times during our 2002 fiscal year.

     The board of directors does not have a nominating or any other standing committee.

DIRECTOR COMPENSATION

     Directors who are executive officers of T/R Systems receive no additional compensation for their services as a director or as a member of a committee of the board of directors. Directors who are not executive officers of T/R Systems are paid $1,500 per board meeting that they attend. Additionally, directors who serve on any committee are paid an additional $3,000 per year. Directors are also reimbursed for reasonable travel expenses. In addition, each independent director is granted an option each year to purchase a number of shares of our common stock as determined by the board of directors. In fiscal 2002, each independent director was granted an option to purchase 10,000 shares. The option granted to Ms. Pellow, who was elected to the board in the fourth quarter of fiscal 2002, vests ratably over three years in nine-month installments commencing nine months from the date of grant. Options granted to the other independent directors vest in three equal annual installments commencing on the first anniversary of the date of grant. Each option has an exercise price equal to the fair market value on the date of grant.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table presents information about the beneficial ownership of our common stock as of April 1, 2002 by:

     - each of our directors;

     - each executive officer named in the summary compensation table below;

     - all of our directors and executive officers as a group; and

     - each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock.

     Except as otherwise indicated, each shareholder listed in the table has sole voting and investment powers over the common stock owned by him or her. Beneficial ownership is determined under the rules of the SEC. Unless otherwise specified, the address of each individual or entity named below is: c/o T/R Systems, Inc., 1300 Oakbrook Drive, Norcross, Georgia 30093.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              --------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER      PERCENT
                  ------------------------                    ---------    -------
DIRECTORS AND EXECUTIVE OFFICERS
Charles H. Phipps(1)........................................  1,561,683     12.7%
Philip T. Gianos(2).........................................  1,046,202      8.5
E. Neal Tompkins(3).........................................    527,095      4.2
Michael E. Kohlsdorf(4).....................................    436,819      3.5
Michael W. Barry(5).........................................    195,875      1.6
E. James White(6)...........................................     37,501        *
C. Harold Gaffin(7).........................................     34,543        *
Kevin J. McGarity(8)........................................     30,433        *
Peter S. Sealey(9)..........................................     18,333        *
Edward M. Gaughan(10).......................................     10,000        *
Barbara A. Pellow...........................................         --        *
Andrew Nathan(11)...........................................     63,502        *
James R. Vickers(12)........................................         --        *
Directors and executive officers as a group (18
  persons)(13)..............................................  4,172,081     31.8
OTHER 5% SHAREHOLDERS
Sevin Rosen Fund IV L.P.(1).................................  1,548,350     12.6
Noro-Moseley Partners II, L.P.(14)..........................  1,176,890      9.6
Entities affiliated with InterWest Management Partners V,
  L.P.(2)...................................................  1,026,869      8.3
Theodore R. Duncan(15)......................................    970,200      7.9
Royce & Associates, Inc.(16)................................    616,600      5.0

---------------
  *  Represents beneficial ownership of less than 1% of our common stock.

 (1) The information relating to aggregate share ownership was provided pursuant to a Schedule 13G filed with the SEC on February 14, 2001. Mr. Phipps' shares consist of:

       - 13,333 shares of common stock issuable upon exercise of options exercisable within 60 days of April 1, 2002; and

       - 1,548,350 shares held by Sevin Rosen Fund IV L.P. Mr. Phipps is a general partner of this fund. As a general partner, Mr. Phipps has shared voting and dispositive power over these shares. Mr. Phipps disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest.

      The address of Mr. Phipps and the Sevin Rosen Fund is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240.

 (2) Certain of the information relating to aggregate share ownership was provided pursuant to Amendment No. 1 to Schedule 13G filed with the SEC on February 11, 2002. Mr. Gianos' shares consist of:

       - 5,000 shares held in a revocable living trust for the benefit of Mr. Gianos and his wife;

       - 500 shares each owned by Mr. Gianos' two sons;

       - 13,333 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002; and

       - 1,026,869 shares held by entities affiliated with InterWest Management Partners V, L. P., which consist of:

         - 1,020,448 shares held by InterWest Partners V, L.P.; and

         - 6,421 shares held by InterWest Investors V.

     Mr. Gianos is a general partner of InterWest Management Partners V, the general partner of InterWest Partners V. As a general partner, Mr. Gianos has shared voting and dispositive power over the shares held by InterWest Partners V. Some of the general partners of InterWest Management Partners V are general partners of InterWest Investors V. Mr. Gianos disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest. The address of Mr. Gianos and the InterWest funds is 3000 Sand Hill Road, No. 3-255, Menlo Park, California 94025.

 (3) Includes:

       - 136,250 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002;

       - 9,090 shares held by Mr. Tompkins and his wife as joint tenants;

       - 170,049 shares held by Mr. Tompkins' wife; and

       - 30,303 shares held by Mr. Tompkins' daughter.

 (4) Includes 236,819 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002.

 (5) Includes 126,970 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002.

 (6) Includes 35,001 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002.

 (7) Includes 23,182 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002.

 (8) Consists of:

       - 13,333 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002; and

       - 17,100 shares held in an individual retirement account for the benefit of Mr. McGarity.

 (9) Includes 13,333 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002.

(10) Consists of 10,000 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002.

(11) Consists of 63,502 shares issuable upon exercise of options within 60 days of April 1, 2002. The address of Mr. Nathan is 980 Hammond Drive, Atlanta, Georgia 30328.

(12) The address of Mr. Vickers is 1299 Parkmoor Avenue, San Jose, California 95126.

(13) Includes 802,098 shares issuable upon exercise of options exercisable within 60 days of April 1, 2002. See also footnotes (1) through (12) above.

(14) This information was provided pursuant to a Schedule 13G filed with the SEC on February 13, 2001. The address of Noro-Moseley is 9 North Parkway Square, 4200 Northside Parkway, N.W., Atlanta, Georgia 30327.

(15) This information was provided by Mr. Duncan. The address of Mr. Duncan is 1350 Indian Mound Trail, Vero Beach, Florida 32963.

(16) This information was provided pursuant to a Schedule 13G filed with the SEC on February 13, 2002. The address of Royce & Associates, Inc. is 1414 Avenue of the Americas, New York, New York 10019.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors and officers, and any persons who beneficially own more than 10% of our common stock, are required to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely upon our review of copies of such reports for our 2002 fiscal year, and written representations from our directors and officers, we believe that all filing requirements applicable to directors, officers and more than 10% beneficial owners for our 2002 fiscal year have been complied with, except for the inadvertent late filing of a Form 3 for each of Katherine Munich Gaughan, our vice president, marketing and Ms. Pellow.

                             EXECUTIVE COMPENSATION

     The following table presents the compensation earned by our chief executive officer and our other four most highly compensated executive officers at the end of our 2002 fiscal year, as well as two former executive officers who would have been among the four most highly compensated but for the fact that the individuals were not serving as executive officers at the end of our 2002 fiscal year, collectively referred to as the named executive officers. "All Other Compensation" consists of matching contributions to our 401(k) plan, except as otherwise noted.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                                    ANNUAL COMPENSATION     SECURITIES
                                           FISCAL   --------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR    SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
---------------------------                ------   ---------   --------   ------------   ---------------
Michael E. Kohlsdorf.....................   2002    $250,000    $     --     180,000          $ 3,231
  President and Chief Executive Officer     2001     242,402      53,700      80,000            3,750
                                            2000     216,343     112,500          --            1,812

Edward M. Gaughan........................   2002     120,000      53,200      50,000            5,261
  Vice President, Business Development      2001      14,795       3,600      30,000              276
                                            2000          --          --          --               --

E. Neal Tompkins.........................   2002     170,000          --      80,000            5,642
  Executive Vice President and Chief        2001     168,481      27,500      50,000            5,261
  Technology Officer                        2000     159,806      75,000          --            3,859

Michael W. Barry.........................   2002     165,000          --      95,000            5,353
  Senior Vice President, Development        2001     161,962      40,000      40,000            3,731
  and Engineering                           2000     151,538      45,000          --            3,859

E. James White...........................   2002     137,164       1,000      45,000               --
  Senior Vice President, Operations         2001     135,000      18,900      29,700               --
                                            2000      49,562      15,000      30,303               --

James R. Vickers(1)......................   2002     191,096      38,847      60,000           54,729(2)
  Former Executive Vice President,          2001      68,425      23,376     110,000           20,033(3)
  Worldwide Sales

Andrew Nathan(1).........................   2002     120,055      30,770      44,000           32,829(4)
  Former Vice President, OEM Sales          2001     126,000      57,000       3,100            1,463
                                            2000     120,000     120,000          --               --

---------------
(1) Former executive officer who would have been among the four most highly compensated but for the fact that the individual was not serving as an executive officer at the end of our 2002 fiscal year.

(2) Includes $46,519 paid as a housing allowance during the period that Mr. Vickers was an executive officer and $3,678 in payout of accrued vacation in connection with the termination of his employment.

(3) Consists of a housing allowance paid to Mr. Vickers.

(4) Includes $27,618 in severance payments and the payout of accrued vacation in connection with the termination of Mr. Nathan's employment.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of stock options made to the named executive officers during the fiscal year ended January 31, 2002:

                                            INDIVIDUAL GRANTS
                           ---------------------------------------------------    POTENTIAL REALIZABLE VALUE
                           NUMBER OF        % OF                                  AT ASSUMED ANNUAL RATES OF
                           SECURITIES   TOTAL OPTIONS   EXERCISE                 STOCK PRICE APPRECIATION FOR
                           UNDERLYING    GRANTED TO      OR BASE                       OPTION TERM(4)(5)
                            OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   -----------------------------
NAME                       GRANTED(#)    FISCAL YEAR    ($/SH)(3)      DATE         5%($)            10%($)
----                       ----------   -------------   ---------   ----------   ------------     ------------
Michael E. Kohlsdorf.....   100,000(1)       8.6%         $3.87      5/29/2011     $243,382         $616,778
                             80,000(2)       6.8           1.80     11/14/2011       90,561          229,499
Edward M. Gaughan........    10,000(1)       0.9           3.87      5/29/2011       24,338           61,678
                             10,000(2)       0.9           1.80     11/14/2011       11,320           28,687
                             30,000(2)       2.6           2.20     11/28/2011       41,507          105,187
E. Neal Tompkins.........    45,000(1)       3.9           3.87      5/29/2011      109,522          277,550
                             35,000(2)       3.0           1.80     11/14/2011       39,620          100,406
Michael W. Barry.........    60,000(1)       5.1           3.87      5/29/2011      146,029          370,067
                             35,000(2)       3.0           1.80     11/14/2011       39,620          100,406
E. James White...........    20,000(1)       1.7           3.87      5/29/2011       48,676          123,356
                             25,000(2)       2.1           1.80     11/14/2011       28,300           71,718
James R. Vickers.........    25,000(1)       2.1           3.87      5/29/2011           --               --
                             35,000(2)       3.0           1.80     11/14/2011           --               --
Andrew Nathan............    16,000(1)       1.4           3.87      5/29/2011           --               --
                              8,000(2)       0.7           1.80     11/14/2011           --               --
                             20,000(2)       1.7           2.20     11/28/2011           --               --

---------------

(1) The options vest ratably over four years commencing on the first anniversary of the grant date.

(2) The options vest ratably over three years in nine-month increments commencing nine months from the grant date.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant.

(4) The potential realizable value is calculated assuming that the stock price on the date of grant appreciates at the indicated rate compounded annually until the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of our future common stock price.

(5) There is no potential realizable value for grants to the two former executive officers as the options granted have all been cancelled as of the end of our 2002 fiscal year.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table presents information regarding option exercises and the value realized from those exercises during our 2002 fiscal year, as well as the aggregate number of shares subject to unexercised options that were held at the end of our 2002 fiscal year by each named executive officer. The value realized represents the aggregate market value of the underlying securities on the exercise date minus the aggregate exercise price paid for those shares. Also presented is the value of in-the-money options, which represents the aggregate market value of the underlying common stock at the end of our 2002 fiscal year minus the aggregate exercise price payable for those shares. The aggregate market value was calculated using a price per share of $3.50, the closing price of our common stock on the Nasdaq National Market on the last day of our 2002 fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                   SHARES       VALUE        OPTIONS AT FY-END(#)              AT FY-END($)
                                 ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
NAME                             EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
Michael E. Kohlsdorf...........      --          --         191,819        240,000       $458,757       $136,000
Edward M. Gaughan..............      --          --           7,500         72,500             --         56,000
E. Neal Tompkins...............      --          --         112,500        117,500        267,000         59,500
Michael W. Barry...............      --          --         101,970        128,788        218,249         59,500
E. James White.................      --          --          22,576         82,427             --         42,500
James R. Vickers...............      --          --          27,500             --             --             --
Andrew Nathan..................      --          --          63,502             --        167,481             --

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with Michael E. Kohlsdorf and E. Neal Tompkins.

     Under our agreement with Mr. Kohlsdorf, he is entitled to receive a base salary and an annual bonus of up to 50% of his base salary dependent upon T/R Systems achieving objectives approved by the board of directors. Mr. Kohlsdorf's base salary is currently $275,000. If we terminate Mr. Kohlsdorf's employment, all unvested options held by Mr. Kohlsdorf will continue to vest for one year following his termination and he will be paid his base salary for one year from the date of his termination.

     Under Mr. Tompkins' employment agreement, he is entitled to receive a base salary and an annual bonus, which are determined based on our operating results, and is entitled to participate in all of our benefit plans. Mr. Tompkins' employment agreement is renewed annually unless otherwise terminated. Under this employment agreement, Mr. Tompkins is prohibited from competing, directly or indirectly, with the business of T/R Systems in the United States, Europe and Japan. He is also generally prohibited from soliciting employees or customers of T/R Systems during the term of the agreement and for one year following the termination of the agreement. If we terminate Mr. Tompkins' employment for breach of the agreement, fraud or misappropriation of our assets, we will pay his base salary through the last day of the calendar month in which the termination occurs. In that case, Mr. Tompkins would be entitled to receive his performance-based bonus earned to date, but all unvested stock options would be forfeited. If we otherwise terminate Mr. Tompkins' employment, all his options to purchase shares of our common stock immediately vest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee currently consists of Messrs. Gaffin and Gianos. Neither of the members of our compensation committee was at any time during our 2002 fiscal year, or any other time, an officer or employee of T/R Systems. Neither member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee operates under a statement of responsibilities approved by T/R Systems' board of directors. The compensation committee determines the compensation and benefits of the executive officers, excluding the chief executive officer, following the receipt of the recommendations of the chief executive officer. The chief executive officer's compensation and benefits are approved by the board of directors based on the recommendations of the compensation committee. Additionally, the compensation committee, together with the board of directors, administers some of our stock option plans. The key elements of executive compensation are base salary, annual incentive compensation and long-term incentive compensation. These elements are intended to attract and retain talented executives, tie executive compensation to the company's performance and align the interests of executives and shareholders. Executive compensation is based on an evaluation of the company's performance, comparative compensation data and each executive's performance. Company performance is typically measured against internally established performance criteria. Comparative compensation data is obtained from various external sources, and takes into account the relative size and success of the comparable companies.

     The compensation committee, following the receipt of the recommendation of the chief executive officer, determines the base salary of each new executive officer based on such executive officer's experience and responsibilities. The compensation committee reviews the base salary of each executive officer, including the chief executive officer, from time to time to ensure that it is appropriate. These periodic reviews are based on evaluations of the performance of the company and of each executive officer's individual performance, and also take into account new responsibilities as well as changes in the competitive marketplace. Based on these reviews, and recommendations from the chief executive officer, the compensation committee may make salary adjustments for the executive officers, excluding the chief executive officer, subject to the limitations in any applicable employment agreement. Based on the periodic review of the chief executive officer's salary, the compensation committee may recommend a salary adjustment to the board of directors for approval, subject to the limitations in any applicable employment agreement. Base salaries of the company's executive officers are generally competitive with those of comparable companies, taking into account variables such as size, location and success of the comparable companies.

     In addition to base salary, each executive officer is eligible to receive annual incentive compensation in the form of a cash bonus. The cash bonus is based on achievement of performance goals established by the compensation committee and approved by the board of directors at the beginning of each fiscal year. These performance goals are generally based on internally established targets for revenue and profitability. In fiscal 2002, the performance goals for Messrs. Gaughan and Nathan were based on the revenue generated through their respective sales channels, as well as their individual performance. For the chief executive officer and all other executive officers, goals were based on revenue and profitability of the company as a whole, as well as the executive's individual performance. For fiscal 2002, the compensation committee recommended, and the board of directors approved, that upon achievement of the fiscal 2002 revenue and profitability goals, the chief executive officer be paid a target bonus award of 60% of his base salary. Bonus levels for the remaining executive officers were based on target bonus awards determined at the beginning of the fiscal year and were a function of each executive officer's level of responsibility. After the end of each fiscal year, the compensation committee and the chief executive officer meet and evaluate the performance of each of the executive officers based on the performance goals set at the beginning of the year. The compensation committee then makes a recommendation for the chief executive officer's actual incentive cash bonus to the board of directors and approves the actual incentive cash bonuses of the other executive officers. Cash bonuses paid to Messrs. Nathan and Vickers during fiscal 2002 were the result of minimum guaranteed payments made against their target bonus awards for the fiscal year.

     Additionally, all executive officers are eligible to receive long-term incentive compensation in the form of grants of stock options from time to time pursuant to our stock option plans. The compensation committee periodically makes stock option grants to executive officers. The stock option grants to executive officers are intended to foster and promote the long-term financial success of the company and to materially increase shareholder value by motivating superior performance, aligning the interests of management with those of the company's shareholders and enabling the company to attract and retain the services of an outstanding management team. Stock option grants to executives are determined based on competitive survey data, prior option grants, an evaluation of each executive's contribution to the company's business results, the total number of grants to all employees and, for the executive officers other than the chief executive officer, the recommendation of the chief executive officer.

                                          COMPENSATION COMMITTEE
                                          C. Harold Gaffin
                                          Philip T. Gianos

                                 PROPOSAL NO. 2

                      RATIFICATION OF INDEPENDENT AUDITORS

     Our board of directors is seeking ratification of the appointment of Deloitte & Touche LLP as our independent auditors for our fiscal year ending January 31, 2003. Representatives of Deloitte & Touche are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors recommends a vote FOR the ratification of Deloitte & Touche as T/R Systems' independent auditors.

  Audit Fees

     Deloitte & Touche billed us $106,000, in the aggregate, for professional services rendered by Deloitte & Touche for the audit of our annual consolidated financial statements for our fiscal year ended January 31, 2002 and the reviews of the interim consolidated financial statements included in our Forms 10-Q filed with the SEC during our fiscal year ended January 31, 2002, as well as related out-of-pocket expenses.

  All Other Fees

     Deloitte and Touche billed us $33,000, in the aggregate, for tax consulting and compliance and other services rendered by Deloitte & Touche during our fiscal year ended January 31, 2002. None of these services related to financial information systems design and implementation or other consulting services.

     The audit committee has considered whether the provision of non-audit services to T/R Systems by Deloitte & Touche is compatible with maintaining their independence.

                             AUDIT COMMITTEE REPORT

     The board of directors of T/R Systems has adopted a written audit committee charter, a copy of which is included as Annex A to this proxy statement.

     The audit committee has reviewed and discussed with management and Deloitte & Touche, our independent auditors, the audited consolidated financial statements of the company contained in its annual report on Form 10-K for the fiscal year ended January 31, 2002. The audit committee has also discussed with Deloitte & Touche the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

     The audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with Deloitte & Touche their independence.

     Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in T/R Systems' annual report on Form 10-K for the fiscal year ended January 31, 2002, filed with the SEC.

                                          Charles H. Phipps, Audit Committee
                                          Chairman
                                          C. Harold Gaffin, Audit Committee
                                          Member
                                          Kevin J. McGarity, Audit Committee
                                          Member

                            STOCK PERFORMANCE GRAPH

     The following graph compares the total shareholder return on our common stock since January 31, 2000 (the day our common stock commenced "regular-way" trading on the Nasdaq National Market following our initial public offering) with that of (i) the Nasdaq Composite Index and (ii) the Nasdaq Computer Index for the comparable period. The Nasdaq Computer Index consists of computer hardware and software companies that furnish computer programming and data processing services, and firms that produce computers, office equipment and electronic components.

     The total return calculations set forth below assume $100 invested on January 31, 2000, with reinvestment of any dividends paid up until January 31, 2002. The stock price performance shown below is historical and should not be considered indicative of our potential future stock price performance.

                              (PERFORMANCE GRAPH)

----------------------------------------------------------------------------------------------------------------------------
                        1/31/00      4/30/00      7/31/00      10/31/00     1/31/01      4/30/01      7/31/01      10/31/01
                        -------      -------      -------      --------     -------      -------      -------      --------
----------------------------------------------------------------------------------------------------------------------------
  T/R Systems, Inc.      100.0        118.1         57.0         49.7         63.7         37.7         24.8         20.2
  Nasdaq Composite
    Index                100.0         98.0         95.6         85.5         70.4         53.7         51.4         42.9
  Nasdaq Computer
    Index                100.0        101.9        101.4         89.8         66.7         48.0         45.6         37.1

--------------------  ----------
                       1/31/02
                       -------
--------------------  ----------
  T/R Systems, Inc.      29.0
  Nasdaq Composite
    Index                49.1
  Nasdaq Computer
    Index                45.4

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Shareholder proposals intended to be presented at our 2003 annual meeting of shareholders must be received at our principal executive offices no later than December 26, 2002 in order to be considered for inclusion in our proxy statement relating to that meeting. Moreover, with respect to any proposal by a shareholder not seeking to have the proposal included in the proxy statement but seeking to have the proposal considered at the 2003 annual meeting of shareholders, such shareholder must provide written notice of such proposal to our corporate secretary at our principal executive offices by March 10, 2003. With respect to a proposal not to be included in the proxy statement, the persons who are appointed as proxies may exercise their discretionary voting authority with respect to such proposals, if the proposal is considered at the 2003 annual meeting of shareholders, even if the shareholders have not been advised of the proposal. In addition, shareholders must comply in all respects with the rules and regulations of the SEC then in effect and the procedural requirements of our bylaws.

                                 OTHER MATTERS

     The board of directors knows of no other matters to be presented for shareholder action at the meeting. However, if other matters do properly come before the meeting or any adjournments or postponements of the meeting, the board of directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                                                         ANNEX A

                               T/R SYSTEMS, INC.

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     - Review and appraise the audit efforts of the Corporation's independent auditors.

     - Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this charter.

II. COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors. In determining independence, the Board will observe the requirements of Rules 4200(a)(14) and 4350(d) of the NASD Manual.

     Each member of the Committee must be able to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement and cash flow statement or must become able to do so within a reasonable period of time after appointment to the Committee.

     At least one member of the Committee must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in that individual's financial sophistication. Such experience may include being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The members of the Committee will be appointed by the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee may meet with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. Minutes of all Audit Committee meetings should be recorded and approved by the Audit Committee.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Audit Committee shall:

     - Review and reassess the adequacy of this Charter annually and as conditions dictate. This Charter, including any significant change thereto, must be approved by the full Board of Directors.

     - Recommend to the Board of Directors the selection/discharge of the independent auditors, considering independence and effectiveness. Insofar as such recommendation is based on independence, the Committee will review, among other things, information related to the non-audit services provided and expected to be provided by the outside auditors.

     - Review the independence of the outside auditor each time (1) the outside auditors are engaged for an audit, (2) the annual audited financial statements are being reviewed and discussed, and (3) the provision of non-audit services by the outside auditors is being considered.

     - Review and approve the independent auditors' annual engagement letter, including the scope of the audit and other services, and the related fees to be paid to the independent auditors.

     - Ensure that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 (a copy of which is attached hereto).

     - Actively engage in dialogue with the outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the outside auditor.

     - Take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

     - Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

     - Inquire of management and the independent auditors about the quality and appropriateness of the Corporation's accounting principles and estimates as applied in the Corporation's financial reporting and the fullness and accuracy of the Corporation's financial reports.

     - Following completion of the annual audit, review separately with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

     - Review the independent auditors' recommendations regarding the Corporation's internal controls and other matters. Review and monitor management's correction of controls deemed to be deficient.

     - Review with appropriate officers of the Company and the outside auditors the annual and quarterly financial statements of the Company prior to public release thereof.

     - Inquire of management and the independent auditors about significant accounting and financial risks or exposures and assess the steps management has taken to minimize such risks to the Corporation.

     - Obtain assurance from the outside auditor that Section 10A of the Securities Exchange Act has not been implicated.

     - Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

     - The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, auditors, or others to assist in the conduct of any investigation.

V. OUTSIDE AUDITOR

     The outside auditor is ultimately accountable to the Board and the Committee. The Board and the Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. Alternatively, the Board and the Committee may nominate the outside auditor to be proposed for shareholder approval in any proxy statement.

VI. ANNUAL REPORT

     The Committee will prepare, with the assistance of management, the outside auditors and outside legal counsel, a report for inclusion in the Corporation's proxy or information statement relating to the annual meeting of shareholders at which directors are to be elected that complies with the requirements of the federal securities laws.

                             (TR SYSTEMS (TM) LOGO)

              [TRSCM - T/R SYSTEMS, INC.] [FILE NAME: ZTRSC2.ELX]
                  [VERSION - (1)] [04/03/02] [ORIG. 04/03/02]

                                  DETACH HERE


                                     PROXY

                               T/R SYSTEMS, INC.
                              1300 OAKBROOK DRIVE
                            NORCROSS, GEORGIA 30093

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS, MAY 23, 2002

               (SEE PROXY STATEMENT FOR DISCUSSION OF PROPOSALS)

     The undersigned hereby appoints Michael E. Kohlsdorf and Lyle W. Newkirk, and each of them, as proxies, with power of substitution, to vote all shares of T/R Systems, Inc. common stock which the undersigned is entitled to vote on all matters which may properly come before the 2002 Annual Meeting of Shareholders of T/R Systems, Inc., or any adjournment or postponement thereof.

---------------                                                 ---------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
      SIDE                                                            SIDE
---------------                                                 ---------------

T/R SYSTEMS, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940






[TRSCM - T/R SYSTEMS, INC.] [FILE NAME: ZTRSC1.ELX] [VERSION - (3)] [04/10/02]
                                [ORIG. 04/03/02]

                                  DETACH HERE

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.

--------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1
                              AND FOR PROPOSAL 2.
--------------------------------------------------------------------------------

                                                                                                              FOR  AGAINST  ABSTAIN
1. Election of directors for a three-year-term          2. Ratification of the appointment of Deloitte &      [ ]    [ ]      [ ]
   NOMINEES: (01) C. Harold Gaffin; (2) Michael            Touche LLP as independent auditors of T/R
             E. Kohlsdorf; and (03) Barbara A. Pellow      Systems, Inc.

       FOR                   WITHHELD
       ALL    [  ]   [  ]    FROM ALL
    NOMINEES                 NOMINEES

 [ ]                                                  THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ABOVE,
    --------------------------------------            BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ALL NOMINEES LISTED
    For all nominees except as noted above            IN PROPOSAL 1, FOR PROPOSAL 2 AND AT THE DISCRETION OF THE PROXIES ON ANY
                                                      OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                           MARK HERE                               MARK HERE
                                                           FOR ADDRESS  [ ]                        IF YOU PLAN  [ ]
                                                           CHANGE AND                              TO ATTEND
                                                           NOTE BELOW                              THE MEETING

                                                       NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and file as such.

                                                       PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.


Signature:                               Date:                    Signature:                                   Date:
          -----------------------------        ------------                 ---------------------------------        ---------------